UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2014 (February 12, 2014)

NEW ENTERPRISE STONE & LIME CO., INC.
(Exact name of registrant as specified in charter)

DELAWARE	333-176538	23-1374051
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

3912 Brumbaugh Road
P.O. Box 77
New Enterprise, PA 16664
(Address of principal executive offices)

(814) 766-2211
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 12, 2014 (the “Closing Date”), New Enterprise Stone & Lime Co., Inc. (the “Company”) entered into (i) a Revolving Credit Agreement (the “Revolving Credit Agreement”) among the Company and certain of its subsidiaries as borrowers, the lenders party thereto, Wells Fargo Bank, National Association as syndication agent (the “Syndication Agent”) and PNC Bank, National Association as administrative agent (the “Revolver Agent”) providing for revolving credit loans and letters of credit in an aggregate principal amount up to $105.0 million (the “Revolving Credit Facility”) and (ii) a Term Loan Credit and Guaranty Agreement (the “Term Loan Agreement”, and together with the Revolving Credit Agreement, the “Credit Agreements”) among the Company, certain of its subsidiaries as guarantors, Cortland Capital Market Services LLC, as administrative agent (the "Term Loan Agent") and certain funds managed by KKR Asset Management LLC, as lenders, providing for term loans in the aggregate principal amount of $70.0 million (the “Term Loans”).

Proceeds of the Term Loans, together with cash on hand, were used to repay the entire outstanding balance of the Company’s obligations under the existing credit agreement dated March 15, 2012, as amended (the “Prior Credit Agreement”) among the Company, the lenders from time to time party thereto, and Manufacturers and Traders Trust Company as administrative and collateral agent, and the Prior Credit Agreement was terminated.

The obligations under the Revolving Credit Agreement and the Term Loan Agreement are secured by substantially all of the assets of the Company and its subsidiaries. Priorities on various categories of collateral are allocated (i) as between the Revolving Credit Facility and the Term Loans, pursuant to an Intercreditor and Collateral Agency Agreement, dated as of the Closing Date, among the Revolver Agent on behalf of the holders of secured obligations under the Revolving Credit Agreement (the “Revolver Secured Parties”), the Term Loan Agent on behalf of the holders of secured obligations under the Term Loan Agreement (the “Term Secured Parties” and collectively with the Revolver Secured Parties, the “ABL Secured Parties”), PNC Bank, National Association, as collateral agent for the ABL Secured Parties (the “ABL Collateral Agent”) and the Company and certain of its subsidiaries; and (ii) as between the ABL Collateral Agent on behalf of the ABL Secured Parties and Wells Fargo Bank, National Association, as collateral agent for the holders of the Company’s 13% Senior Secured Notes due 2018 (the “Notes Collateral Agent”), pursuant to an Amended and Restated Intercreditor Agreement, dated as of the Closing Date, among the ABL Collateral Agent, the Notes Collateral Agent and the Company and certain of its subsidiaries.

The Term Loans and the Revolving Credit Facility will mature on February 12, 2019, unless we fail to refinance our 13% Senior Secured Notes due 2018 by December 14, 2017 (in which case the Term Loan and the Revolving Credit Facility will mature on  December 14, 2017) or fail to refinance our 11% Senior Notes due 2018 by June 1, 2018 (in which case the Term Loan and Revolving Credit Facility will mature on June 1, 2018).

Availability under the Revolving Credit Agreement is determined pursuant to a borrowing base formula based on eligible receivables and eligible inventory, subject to an availability block and to such other reserves as the Revolver Agent and the Syndication Agent may impose in accordance with the Revolving Credit Agreement. The availability block is initially $20.0 million but reduces to $10.0 million if the Company achieves a fixed charge coverage ratio of 1:00 to 1:00 as of the end of any fiscal quarter on a rolling four (4) quarter basis and further reduces to $0 if the Company achieves such fixed charge coverage ratio as of the end of the two immediately subsequent fiscal quarters. However, if at any time following the effectiveness of any of the reductions to the availability block the fixed charge coverage ratio as of the end of any quarter measured on a rolling four (4) quarter basis shall be less than 1.00:1.00, the availability block shall be increased back to $20.0 million, subject to further reduction as provided above; provided, that such reductions may occur no more than two (2) times, and if the availability block is increased back to $20.0 million following the second (2nd) reduction, such increase shall be permanent and shall not be subject to further reduction.

The Revolving Credit Facility includes a $20.0 million letter of credit sub-facility and a $10.5 million swing loan sub-facility for short-term borrowings. Outstanding balances under the Revolving Credit Agreement will bear interest at a rate per annum equal to, at the Company’s option, either (a) a base rate plus 3.0% or (b) a LIBOR rate plus 4.0% with a LIBOR floor of 1.0%. The unused portion of the revolving credit commitment will be subject to a commitment fee at a rate of 0.50% per annum.

Outstanding balances under the Term Loan Agreement will bear interest at a rate per annum equal to, at the Company’s option, either (a) a base rate plus 6.0% or (b) a LIBOR rate plus 7.0% with a LIBOR floor of 1.0%. In the event of a voluntary or mandatory prepayment or acceleration of the Term Loan, the Company shall be required to pay a prepayment premium equal to, (a) on or prior to the date that is fifteen (15) months after the Closing Date, three percent (3.0%) of the principal amount of the Term Loan so prepaid or accelerated, as the case may be, (b) after the date that is fifteen (15) months after the Closing Date, but on or prior to the date that is two years after the Closing Date, two percent (2.0%) of the principal amount of the Term Loan so prepaid or accelerated, as the case may be, and (c) after the date that is two years after the Closing Date, zero.

Commencing with the fiscal quarter ending May 31, 2017, the Company will be required under the Credit Agreements to maintain as of the end of each fiscal quarter a fixed charge coverage ratio of not less than 1:00 to 1:00 measured on a rolling four quarter basis. Under the Credit Agreements, during the period from February 1, 2014 through February 28, 2015, the aggregate cash burn of the Company and its subsidiaries, tested on a monthly, cumulative basis, may not exceed by more than $17.5 million the projected aggregate cash burn of the Company and its subsidiaries as shown in the projections provided to the lenders prior to closing. Commencing May 31, 2015, as of the end of each fiscal quarter, the Company will be required to have trailing twelve-month EBITDA in an amount not less than certain amounts specified in the Credit Agreements.

The Credit Agreements include other customary affirmative and negative covenants that, subject to significant exceptions, limit the ability of the Company and its subsidiaries to undertake certain actions, including, among other things, limitations on (i) the incurrence of indebtedness and liens, (ii) asset sales, (iii) dividends and other payments with respect to capital stock, (iv) acquisitions, investments and loans, (v) affiliate transactions, (vi) altering the business, (vii) prepaying indebtedness, (viii) making capital expenditures, and (ix) providing negative pledges to third parties.

In addition, the Credit Agreements contain certain customary conditions to lending, representations and warranties and events of default, including, among other things: (i) payment defaults, (ii) cross-defaults to other material indebtedness, (iii) covenant defaults, (iv) loss of custody or control of property, (v) certain events of bankruptcy, (vi) the occurrence of a material adverse effect, (vii) material judgments, (viii) change in control, (ix) seizures of material property, (x) involuntary interruptions of material operations, and (xi) certain material events with respect to pension plans.

The foregoing is not a complete discussion of the Credit Agreements and other agreements referenced herein and is qualified in its entirety by reference to the full text of such agreements attached to this Current Report on Form 8-K, which are incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.

As described in Item 1.01 above, proceeds of the new Term Loans, together with cash on hand, were used to repay the entire outstanding balance of the Company's obligations under the Company's Prior Credit Agreement and the Prior Credit Agreement was terminated and the liability of the Company and its subsidiaries with respect to their obligations under the Prior Credit Agreement were discharged.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The disclosure under Item 1.02 of this Current Report on Form 8-K is incorporated by reference

Item 9.01	Financial Statements and Exhibits.

d) Exhibits.

No.        Description

4.1
Amended and Restated Noteholder Intercreditor Agreement dated February 12, 2014 between PNC Bank, National Association as Collateral Agent and Wells Fargo Bank, National Association, as Trustee and Collateral Agent

10.1
Revolving Credit Agreement dated February 12, 2014 among the Company and certain of its subsidiaries party thereto as Borrowers, the lenders party thereto, Wells Fargo Bank, National Association as Syndication Agent, and PNC Bank, National Association, as Issuer, Swing Lender, Administrative Agent and Collateral Agent

10.2
Term Loan Credit and Guaranty Agreement dated February 12, 2014 among the Company, certain of its subsidiaries party thereto as Guarantors, the lenders party thereto and Cortland Capital Market Services LLC as Administrative Agent

10.3
Intercreditor and Collateral Agency Agreement dated February 12, 2014 among the Company and certain of its subsidiaries as Grantors, PNC Bank, National Association, in its capacity as Administrative Agent for the Revolver Lenders, Cortland Capital Market Services LLC in its capacity as Administrative Agent for the Term Lenders, and PNC Bank, National Association, as Collateral Agent

10.4	Security Agreement dated February 12, 2014 among the Company and certain of its subsidiaries as Grantors and PNC Bank, National Association as Collateral Agent

99.1	Press Release

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEW ENTERPRISE STONE & LIME CO., INC.

	By:	/s/ Paul I. Detwiler, III
Paul I. Detwiler, III
President, Chief Executive Officer and Secretary

Date: February 14, 2014

EXHIBIT INDEX

No.        Description

4.1
Amended and Restated Noteholder Intercreditor Agreement dated February 12, 2014 between PNC Bank, National Association as Collateral Agent and Wells Fargo Bank, National Association, as Trustee and Collateral Agent

10.1
Revolving Credit Agreement dated February 12, 2014 among the Company and certain of its subsidiaries party thereto as Borrowers, the lenders party thereto, Wells Fargo Bank, National Association as Syndication Agent, and PNC Bank, National Association, as Issuer, Swing Lender, Administrative Agent and Collateral Agent

10.2
Term Loan Credit and Guaranty Agreement dated February 12, 2014 among the Company, certain of its subsidiaries party thereto as Guarantors, the lenders party thereto and Cortland Capital Market Services LLC as Administrative Agent

10.3
Intercreditor and Collateral Agency Agreement dated February 12, 2014 among the Company and certain of its subsidiaries as Grantors, PNC Bank, National Association, in its capacity as Administrative Agent for the Revolver Lenders, Cortland Capital Market Services LLC in its capacity as Administrative Agent for the Term Lenders, and PNC Bank, National Association, as Collateral Agent

10.4	Security Agreement dated February 12, 2014 among the Company and certain of its subsidiaries as Grantors and PNC Bank, National Association as Collateral Agent

99.1	Press Release